                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

Onyx Acceptance Financial Corporation, a Delaware corporation

ABNI, Inc., a Delaware corporation

Onyx Acceptance Funding Corporation, a Delaware corporation

C.U. Acceptance Corporation, a Delaware corporation

Onyx Acceptance Receivables Corporation, a Delaware corporation